                                                                   Exhibit 10.26










                                     SUPPLY

                                       AND

                                     LICENSE

                                    AGREEMENT

                                TABLE OF CONTENTS

1.   Definitions.............................................................  1
     1.1  "Standard Manufacturing Cost"......................................  1
     1.2  "Supply Territory"  means the world................................  2
     1.3  "Supply Price" or "SP".............................................  2
     1.4  "Idle Capacity Allowance"..........................................  3
2.   Purchase and Sale of Products...........................................  3
3.   Licenses................................................................  5
4.   Forecasts and Orders....................................................  5
5.   Acceptance of Products; Corrective Actions..............................  6
6.   Representations and Warranties..........................................  7
7.   Inspection of Premises..................................................  8
8.   Labeling; Artwork; Proprietary Rights...................................  8
9.   Indemnification.........................................................  8
10.  Term....................................................................  9
11.  Termination.............................................................  9
12.  Confidentiality......................................................... 10
13.  Manufacturing Facilities................................................ 10
14.  Taxes................................................................... 10
15.  Relationship of the Parties............................................. 10
16.  Publicity............................................................... 10
17.  Construction............................................................ 10
18.  Entire Agreement........................................................ 11
19.  Headings................................................................ 11
20.  Notices................................................................. 11
21.  Failure to Exercise..................................................... 11
22.  Assignment.............................................................. 11
23.  Force Majeure........................................................... 11
24.  Severability............................................................ 11
25.  Electronic Copies....................................................... 12
26.  Dispute Resolution...................................................... 12





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
                          SUPPLY AND LICENSE AGREEMENT

         This Agreement (the "Agreement") is made as of the 19th day of January, 1998, ("Effective Date") by and between The R. W. Johnson Pharmaceutical Research Institute, a division of Ortho Pharmaceutical Corporation, having a business address at U. S. Route 202, Raritan, New Jersey 08869-0602 (hereinafter "PRI") and Janssen Pharmaceutica International, a division of Cilag AG International, having its registered office at Kollerstrasse 38, CH- 6300, Zug, Switzerland (hereinafter "JPI"), and Alkermes, Inc., and Alkermes Controlled Therapeutics, Inc., both having a business address at 64 Sidney Street, Cambridge, MA 02139-4136 (hereinafter collectively referred to as "ACT" or "Seller"). ACT and PRI along with JPI may each be referred to herein as a "Party" or, collectively, as "Parties". PRI and JPI are Affiliates and are collectively referred to herein as "Buyer".

         The Parties refer to the Development and License Agreement of even date herewith by and between the ACT and PRI (hereinafter the "Development and License Agreement"). The capitalized terms defined therein, particularly in
Article I thereof, have the same meanings herein. Certain definitions are repeated as a matter of convenience only.

         In consideration of the mutual promises, covenants and agreements hereinafter set forth, the parties hereto agree as follows:

         1.    DEFINITIONS.

         When used herein, the following capitalized terms shall have the meanings specified below:

         1.1   "STANDARD MANUFACTURING COST" shall include the following:

               1) Material Cost shall mean the prices paid for raw material components and purchased finished components which are purchased from outside vendors a well as any freight and duty where applicable.

                    Standard Material Cost includes the quantity of the components included in the bill of material times the purchase price and the waste factor (i.e., scrap percentage) included in the bill of materials. It also includes the normal quality assurance sample quantity which is included in the bill of materials. Raw material prices shall be adjusted on an annual basis by the purchasing department.

               2) Direct Labor Costs shall mean the standard labor hours required for an operation according to standard operating procedures multiplied by the direct labor rate for work centers within the relevant manufacturing operating unit.

               3) Overhead Costs shall mean other costs associated with the one or more operating unit(s) of at least standard production capacity manufacturing a Collaboration Product, where the capacity of such operating units is necessary for such manufacture to meet Seller's obligations to supply Buyer hereunder (otherwise stated as "Dedicated Units"), provided, however, that such Overhead Costs shall exclude costs associated with unused manufacturing capacity, except as provided for in the Idle Capacity Allowance, and any administrative costs other than indirect labor of the manufacturing department specifically attributable to the Collaboration Product in question. Overhead Costs shall include the Idle Capacity Allowance and expenses associated with quality assurance, manufacturing and engineering associated with the operating unit(s) manufacturing a Collaboration Product and shall include depreciation and property taxes associated with the plant(s)

CONFIDENTIAL INFORMATION IS CONTAINED IN BRACKETS AND HAS BEEN SUPPLIED SEPARATELY TO THE COMMISSION

manufacturing a Collaboration Product. These costs shall be allocated to each product line in such operating unit(s) or plant(s), whichever is applicable, based on specific criteria consistent with the standard operating procedures for each Product and work center overhead rates of the Party performing the work determined and allocated in a manner consistently applied within and across its operating units.

               4)   Manufacturing Variances shall include:

                    (a) Purchase Price Variance shall mean the difference between the actual price paid to the vendor versus the standard cost of such material, times the quantity received.

                    (b) Spending Variance shall mean the difference between actual department spending and the budgeted spending included in Standard Manufacturing Cost for the relevant manufacturing operating unit.

                    (c) Absorption volume variances shall mean the difference between actual product hours earned (or units produced) and the hours budgeted for the period (or projected production units used) in the development of Standard Manufacturing Costs times the standard labor and overhead content of those units.

                    (d) Material usage variance shall mean the difference between the actual quantity of component raw materials or work-in-process used in the production of work-in-process or finished goods versus the standard quantity included in the bill of materials times the standard cost of the component or work-in-process item.

                    (e) Rework shall mean the additional standard cost of components or work-in-process items used to turn rejected inventory into usable inventory. No labor or overhead rate is assigned to rework orders, only the additional value of the inventory which is issued to the order. Additionally, no production/absorption credit is generated for rework orders since the credit was already generated the first time the production occurred.

         The purchase of any capital item reasonably required by ACT to manufacture shall be ACT's obligation and responsibility.

         ACT's costs associated with failed batches or batches that fail to meet Product Specifications, except where such failure is attributable to PRI or its Affiliates, shall not be included in the definition of Standard Manufacturing Cost.

         In the event that ACT, at its option, does not implement a standard costing system, then the Parties will agree to a definition for Standard Manufacturing Cost which makes reasonable allowances for the above factors and meets generally accepted accounting procedures.

         1.2   "SUPPLY TERRITORY" means the world.

         1.3 "SUPPLY PRICE" OR "SP" will be calculated on a unit basis for any year following the Date of First Sale anywhere on a Product-by-Product basis as follows:

               SPyear x = [(BMPyear x - CSPyear x )* [ ]] + CSPyear x where

CONFIDENTIAL INFORMATION IS CONTAINED IN BRACKETS AND HAS BEEN SUPPLIED SEPARATELY TO THE COMMISSION

         BMP = Bench Mark Price, which is the lower of %[ ] of Net Sales adjusted to a unit basis in the first year of sale or the Calculated Supply Price averaged over the first two years of sale and adjusted annually thereafter according to %[ ] of the Producer's Price Index as published in the Federal Register.

               CSP = Calculated Supply Price, which is Standard Manufacturing Cost + %[ ], adjusted to a unit basis.

In any year, where that BR * [ ] < AR, then the Parties agree to renegotiate in good faith the terms of this supply agreement, and from that time forward, regardless of Section 2(a), Buyer is free to manufacture Collaboration Product or have a Third Party manufacture Collaboration Product and thereby supply up to 100% of Buyer's needs for Collaboration Product.

               BR = the Base Exchange Rate, which is the exchange rate, Swiss Franc/US Dollar, as quoted in the Wall Street Journal (New York Edition) seven calendar days following the Effective Date of this Agreement.

               AR = the Average Exchange Rate, which is the average of the exchange rates, Swiss Franc/US Dollar, quoted in the Wall Street Journal (New York Edition) for the last business day of each month (as published on the following business day) of the twelve month period corresponding to the year of interest.

         1.4 "IDLE CAPACITY ALLOWANCE" will be the (average annual variable operating cost, limited to Direct Labor Costs and variable overhead costs, per operating unit based on all ACT operating units of at least standard production capacity capable of producing Collaboration Product) x (Dedicated Units as defined in Section 1.1) x [ ] x (1 - average utilization to produce any product of Dedicated Units based on time). Where a facility or a partial facility exists in accordance with a detailed plan of Section 13(b), then any idle capacity of such facility will be addressed only under that detailed plan until the time that such facility is actually utilized by Seller as an operating unit to manufacture product in the ordinary course of its business.

         2.    PURCHASE AND SALE OF PRODUCTS.

               (a) Beginning no more than 3 months after regulatory approval to market Collaboration Product anywhere, Seller shall supply Buyer (or Affiliates or sublicensees or distributors designated by Buyer) with those quantities of Collaboration Products as ordered by Buyer (or Affiliates or sublicensees or distributors designated by Buyer) pursuant to this Agreement and Buyer shall order from Seller no less than 100% of Buyer's needs (or the needs of Buyer's Affiliates or sublicensees or distributors) from Seller in the Supply Territory for time[ ] from the Date of First Sale anywhere. The Products will conform to the specifications (which specifications may include standard operating procedures for product production and quality acceptance procedures) set forth by the Seller (and approved by Buyer) for its own goods (the "Product Specifications"). Once Product Specifications are established, any changes, modifications or revisions, including such to process facilities, raw materials and suppliers, must be approved by Buyer and

CONFIDENTIAL INFORMATION IS CONTAINED IN BRACKETS AND HAS BEEN SUPPLIED SEPARATELY TO THE COMMISSION

Seller, which approval will not be unreasonably withheld. Buyer may elect, upon 90 days written notice to Seller, to perform itself or have performed certain processes relating to the Collaboration Product, such as filling, packaging or sterilization. Sellers requirements of active Peptidal rHuEPO to supply Buyer will be supplied to Seller at no cost to Seller, except that risk of loss of active Peptidal rHuEPO shall be borne by Buyer and Seller according to the terms of Paragraph 5(a) below. Such active will conform to specifications set forth in the current PLA/ELA for active as produced by Buyer, or the specifications set forth in the PLA/ELA for active as produced by Buyer's licensor for active, and necessary to permit its formulation into Collaboration Product and Buyer will provide a certificate of analysis confirming conformity to specifications. During the above period of two years from the Date of First Sale anywhere, if Seller is unable to supply 100% of the requirements of Collaboration Product hereunder for a period exceeding 2 months from the date on which Buyer is otherwise entitled to such supply, then Buyer is free, regardless of Section 2(a) otherwise, to manufacture Collaboration Product or have a Third Party manufacture Collaboration Product from that point forward and thereby supply up to 100% of Buyer's needs for Collaboration Product regardless of whether such failure to supply is a breach of this Agreement by Seller, but provided that Buyer is meeting its obligations to supply active Peptidal rHuEPO.

               (b) On a unit basis, the purchase price for the Collaboration Product shall be the Supply Price, SP year x, according to Section 1.3. Regardless of the stated formula of Section 1.3, SP year x cannot be less than CSP year x. In no event, regardless of the foregoing including the formula of
Section 1.3, will the Supply Price, SP year x, on a unit basis for a given accounting year of the Buyer, exceed %[ ] percent of Net Sales on a unit basis, for that accounting year. For any year, Collaboration Product will be provisionally paid for by Buyer (or a designated Affiliate or sublicensee or distributor) at the prior year's Standard Manufacturing Cost + %[ ]. At each year end, the Supply Price will be calculated and the Parties will reconcile any differences between the Supply Price and the provisional payment. For the first year's sales, provisional payment will be based on Seller's good faith estimate of Standard Manufacturing Cost + %[ ]. Seller shall use reasonable efforts to keep its Standard Manufacturing Costs down without sacrificing product quality. If Buyer assumes responsibility for any of the processes related to the Collaboration Product pursuant to Section 2(a) or if the deliverable Collaboration Product is otherwise modified from that which was used as a basis to calculate BMPyear 1 then BMPyear x shall be modified accordingly to reflect the increased or decreased cost.

               (c) The prices charged by Seller to Buyer shall include all delivery costs for F.O.B. the site of the last process performed by Seller. Seller will pack all Collaboration Products ordered hereunder in a manner according to any specifications for shipment and to enable such to withstand the effects of shipping, including handling during loading and unloading. Payment terms shall be net 30 days, payable in U.S. Dollars for each respective shipment of Collaboration Products from Buyer's receipt of such Collaboration Products (and applicable invoices therefor), provided that such Collaboration Products comply with the terms of this Agreement. Buyer's obligation to pay within 30 days hereunder will not be delayed by Buyer's time period to determine conformity to Product Specifications below.

               (d) Buyer shall have the right with reasonable notice to Seller, at its own expense, to nominate an independent certified public accountant acceptable to and approved by the Seller, said approval not to be unreasonably withheld, who shall have access to the Seller's records during reasonable business hours for the purpose of verifying the Supply Price (including the Standard Manufacturing Cost and the Idle Capacity allowance used in the calculation thereof) payable for any period within the preceding two (2) years as provided for in this Agreement. This right may not be exercised more than once in any calendar year, and said accountant shall disclose to the Buyer requesting the audit, only information relating solely to the accuracy of the Supply Price. If any audit or examination shall reveal a deficiency or excess of any payment due, the Party owing the deficiency or excess shall make payment to the other Party of such deficiency or excess plus interest at the prime rate + 2% (as published in the Wall Street Journal, New York Edition) for the period of such deficiency or excess. Payment of such sums shall be made within fifteen
(15) days following the report of the auditor of the monies owed. In the event that such an audit or examination shall reveal an excess of any payment due in an amount equaling or exceeding five percent (5%) of accounting of the undisputed payments or expenditures, the Seller shall reimburse the Buyer for the reasonable costs of such audit.

         3.    LICENSES.

               (a) PRI hereby grants to ACT a non-exclusive, license fee free and royalty free license with no right to grant sublicenses, under ACT Patents (under which PRI is an exclusive licensee) and under PRI Patents to make, or have made Collaboration Products in the United States or European Union as ordered by Buyer under this Agreement.

               (b) PRI hereby grants to ACT a non-exclusive, license fee free and royalty free license with no right to grant sublicenses, under ACT Know- How and PRI Know-How to make or have made Collaboration Products in the United States or European Union as ordered by Buyer under this Agreement.

         4.    FORECASTS AND ORDERS.

               (a) Buyer shall provide Seller with a consolidated, non-binding, 36-month rolling forecast of the expected requirements for Collaboration Products in the Supply Territory of Buyer (and Affiliates and sublicensees and distributors). Months 13 - 36 of such forecast will be a quarterly estimate of the expected requirements. Months 4 - 9 will be a monthly estimate of the expected requirements. The first three months of any forecast shall be a binding purchase order for Collaboration Products, which shall be placed in writing at least 90 days prior to the desired date of delivery. The Parties acknowledge that Buyer is not obligated to buy any specific amount of Products under this Agreement, except for the quantities which Buyer shall actually order through binding purchase orders. Seller will use reasonable efforts to supply any quantities of Collaboration Product ordered in excess of the amounts stated in the binding purchase orders derived through the rolling forecast. Notwithstanding the foregoing, if Buyer places a binding purchase order for quantities of Collaboration Product greater than 150% of the amount previously estimated in months 4 - 6 of the rolling forecast estimates (the "estimated amount"), then Seller shall supply that amount equal to 150% of the estimated amount and shall use commercially reasonable efforts to supply that amount exceeding 150% of the estimated amount and any failure to supply such excess amount shall not be a default under this Agreement.

               (b) Buyer shall place binding purchase orders for Collaboration Products with accompanying schedules of delivery from time to time pursuant to this Agreement. ACT shall deliver such binding purchase orders +/- 10 business days from the specified delivery date and +/- 4% of the ordered quantity specified in the binding purchase order.

               (c) To the extent of any conflict or inconsistency between this Agreement and any purchase order, purchase order release, confirmation, acceptance or any similar document, the terms of this Agreement shall govern.

         5.    ACCEPTANCE OF PRODUCTS; CORRECTIVE ACTIONS.

               (a) Delivery of any Collaboration Product by Seller to Buyer shall constitute a certification by Seller that the Collaboration Product has been tested and has been found to conform fully to the Product Specifications. Consistent with such certification, Seller shall provide Buyer with a Certificate of Compliance and a Certificate of Analysis, not more than one year old and signed by the head of quality control for Seller, for each batch which shows the tests, limits, and testing results for all Product Specifications and verifying compliance with Product Specifications. After delivery of a shipment of any Collaboration Products to Buyer, Buyer shall have 90 days to examine the Collaboration Products to determine if they conform to the Product Specifications, and, on the basis of such examination, to accept or reject such shipment. Following a period of two years from the Date of First Sale anywhere, either Buyer or Seller may request that the Parties renegotiate, in good faith, the 90 day term to provide Buyer a reasonable time, under the circumstances, to examine the Collaboration Products. Any claims for failure to so conform to Product Specifications ("Claims") shall be made by Buyer in writing to Seller, indicating the nonconforming characteristics of the Collaboration Products and establishing that Buyer appropriately handled and stored the Collaboration Product before and during testing. Buyer shall have no obligation to pay for Collaboration Products that are subject to Claims. However, if payment has already been made by Buyer, then within 30 days after the submission of a Claim by Buyer, Seller shall, at Buyer's option, provide Buyer with (i) a refund of the full amount paid by Buyer for such Products, (ii) a credit against future billings equal to the full amount paid by Buyer for such Collaboration Products or (iii) replacement Collaboration Products. Seller shall pay for all shipping costs of returning Collaboration Products that are the subject of Claims and for the destruction and disposal thereof. Seller shall bear the risk of loss for such Collaboration Products, beginning at such time as they are taken at Buyer's premises for return delivery.

         Buyer shall bear 100% of the risk of loss of active Peptidal rHuEPO for commercial supplies, whether in bulk form or formulated into Collaboration Product, during the period that such is in the possession or control of Seller, except in the case where the loss is due to an intentional act of an employee or agent of ACT or where the loss is due to an error or omission in processing. Where the loss of active rHuEPO is due an intentional act of an employee or agent of ACT, then Seller shall bear 100% of the loss. Where the loss is due to an error or omission in processing, the parties will share the risk of loss according to the following schedule:

Cumulative Commercial         ACT Risk of Loss per     PRI Risk of Loss per
   Batches Produced                  Batch                     Batch
         0 - 5                        10%                       90%
         6 - 10                       10%                       90%
         11 - 20                      20%                       80%
         21 - 50                      30%                       70%
         51 - 100                     50%                       50%
         101 - 200                    75%                       25%
         > 200                        90%                       10%

where a failed batch will be included in Cumulative Batches Produced. In regard to risk of loss of Peptidal rHuEPO in processing or formulating Collaboration Product, Buyer must consent to the initial batch size employed to make Collaboration Product and to subsequent changes to such batch size, which consent will not be unreasonably withheld considering Seller's cost of manufacture and the expense of regulatory review. For the purpose of clarification, title to the active Peptidal rHuEPO for commercial supplies and title to the Collaboration Product containing active Peptidal rHuEPO shall rest with Buyer at all times.

               (b) Any shipment of Collaboration Products for which Buyer shall not submit a Claim within the allowed time periods for examination as laid out above shall be deemed accepted. Upon acceptance, Buyer shall release Seller from all Claims for non-conformity to Product Specifications. The acceptance by Buyer of such Collaboration Products shall not constitute a waiver of any rights of Buyer or a release of any obligations of Seller including, without limitation, the obligations set forth in Section 9(a). For a period of one year from the Date of First Sale anywhere of any Collaboration Product, if there is found to be a defect in any such Collaboration Product following acceptance thereof by Buyer, which could not have been found during inspection by Buyer of the Collaboration Product relying on the specifications and pursuant to its obligations to inspect under Section 5(a) (a "hidden defect"), then the parties shall share the expenses associated with the handling of, disposal of and liability for such shipment of product, with ACT responsible for 10% of such expenses and PRI responsible for 90% of such expenses. In the event that Buyer makes a Claim that Collaboration Product has not met the Product Specifications and Seller does not agree, then an independent expert skilled in the art of analysis (the "Expert) appointed by Seller and acceptable to Buyer shall visit the Buyer. The Expert will repeat the analysis of the samples of the relevant shipment in the presence of the appropriate Seller and Buyer personnel. After the Expert shall have executed an appropriate Confidentiality Agreement approved in form and substance by Seller and Buyer, Buyer and Seller shall supply the Expert with copies of all tests, data, documentation, standards, etc., that the Expert may reasonably require in connection with such analysis. The Expert's decision as to whether such lot has met the Product Specifications shall be final and binding on the Parties. All analytical tests and techniques performed hereunder shall conform to the Product Specifications where applicable. All expenses and costs of such expert shall be borne by the Party whose contention is finally rejected by the Expert.

               (c) Buyer shall be responsible for all costs and expenses of any Collaboration Product recall, customer notice, restriction, change, corrective action or market action or any Product change except as provided herein. In the event any governmental agency having jurisdiction shall request or order, or if Buyer shall reasonably determine to undertake, any corrective action with respect to Collaboration Products supplied hereunder, including any Collaboration Product recall, customer notice, restriction, change, corrective action or market action or any product change, and the cause or basis of such corrective action is primarily attributable to a breach by Seller of any of its warranties, representations, obligations or covenants contained herein, then Seller shall be liable, and shall reimburse Buyer for the reasonable costs of such action including the cost of any Collaboration Product affected thereby whether or not such particular Collaboration Product shall be established to be in breach of any warranty by Seller hereunder.

         6.    REPRESENTATIONS AND WARRANTIES.

         Seller represents and warrants to Buyer that, at the time of manufacture, all Collaboration Products supplied in connection with this Agreement shall be manufactured and provided by Seller (i) in accordance and conformity with the Product Specifications and in compliance with this Agreement and (ii) in compliance with all applicable federal, state or municipal statutes, laws, rules or regulations, including those relating to the environment, food or drugs and occupational health and safety, including, without limitation, those enforced or promulgated by the United States Food and Drug Administration (including, without limitation, compliance with then current Good Manufacturing Practices). Seller further represents and warrants to Buyer that the performance of its obligations under this Agreement will not result in a violation or breach of, and will not conflict with or constitute a default under its Articles of Incorporation or corporate bylaws or any agreement, contract, commitment or obligation to which Seller or any of its Affiliates is a party or by which it is bound. The foregoing warranties are exclusive and in lieu of all other warranties written, oral or implied. THERE ARE NO WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

         7.    INSPECTION OF PREMISES.

         Buyer shall have the right, upon reasonable notice to Seller and during regular business hours, to inspect and audit the facilities being used by Seller for production of the Collaboration Products, both during the time of such use of the facilities and during the time of construction and approval of the facilities, to assure compliance by Seller with applicable rules and regulations and with other provisions of this Agreement. Seller shall, within fifteen business days of any written notice of any deficiencies discovered during such inspection, respond to Buyer with a plan to remedy any deficiencies within a reasonable time which may be noted in any such audit, and the failure by Seller to respond with such plan within such fifteen day period, or as agreed between Buyer and Seller, shall be deemed a material breach of this Agreement unless waived in writing. Seller acknowledges that the provisions of this Article granting Buyer certain audit rights shall in no way relieve Seller of any of its obligations under this Agreement, nor shall such provisions require Buyer to conduct any such audits.

         8.    LABELING; ARTWORK; PROPRIETARY RIGHTS.

               (a) Buyer shall have the right to determine the appearance and text of all labeling used in connection with the Collaboration Products; provided that Seller shall have the opportunity to review and comment on any reference to or use of Seller's name or trademarks, if Buyer elects to use and Seller agrees to the use of such name or trademarks.

               (b) Seller acknowledges that Buyer is the exclusive owner of and has all rights to its patents, trademarks, copyrights, plans, ideas, names, slogans, artwork and all other intellectual property that appear on or are otherwise used in connection with the packaging, marketing and sale of Collaboration Products.

         9.    INDEMNIFICATION.

               (a) Seller shall indemnify and hold harmless Buyer and its Affiliates and their officers, directors and employees from and against any and all claims, losses, damages, judgements, costs, awards, expenses (including reasonable attorneys' fees) and liabilities of every kind (collectively, "Losses") arising out of or resulting from any breach by Seller of any of its warranties, representations, obligations or covenants contained herein.

               (b) Buyer shall indemnify and hold harmless Seller and its Affiliates and their officers, directors and employees from and against any and all Losses arising out of or resulting from any breach by Buyer of any of its obligations or covenants contained herein.




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

               (c) Each indemnified Party agrees to give the indemnifying Party prompt written notice of any matter upon which such indemnified Party intends to base a claim for indemnification (an "Indemnity Claim") under Article 9. The indemnifying Party shall have the right to participate jointly with the indemnified Party in the indemnified Party's defense, settlement or other disposition of any Indemnity Claim. With respect to any Indemnity Claim relating solely to the payment of money damages and which could not result in the indemnified Party's becoming subject to injunctive or other equitable relief or otherwise adversely affect the business of the indemnified Party in any manner, and as to which the indemnifying Party shall have acknowledged in writing the obligation to indemnify the indemnified Party hereunder, the indemnifying Party shall have the sole right to defend, settle or otherwise dispose of such Indemnity Claim, on such terms as the indemnifying Party, in its sole discretion, shall deem appropriate, provided that the indemnifying Party shall provide reasonable evidence of its ability to pay any damages claimed and with respect to any such settlement shall have obtained the written release of the indemnified Party from the Indemnity Claim. The indemnifying Party shall obtain the written consent of the indemnified Party, which shall not be unreasonably withheld, prior to ceasing to defend, settling or otherwise disposing of any Indemnity Claim if as a result thereof the indemnified Party would become subject to injunctive or other equitable relief or the business of the indemnified Party would be adversely affected in any manner.

               (d) PRI shall indemnify and hold ACT harmless from and against any and all liabilities, claims, damages, costs, expenses or money judgments which result from the manufacture, use, promotion and sale of Collaboration Products under this Agreement and in regard to which, ACT is not in breach of this Agreement.

               (e) This Article 9 shall survive any termination of this Agreement.

         10. TERM. This Agreement shall commence on the Effective Date and, unless sooner terminated as provided herein, shall continue in effect to termination of the License and Development Agreement between ACT and PRI of even date herewith.

         11.   TERMINATION.

               (a)  This Agreement may be terminated earlier than as provided by
Article 10, by either Party, if the other Party shall materially breach or materially fail in the observance or performance of any representation, warranty, covenant or obligation under this Agreement or the License and Development Agreement of even date herewith, and if such material breach or material failure remains uncured for sixty (60) days after notice thereof is given to such other Party by the Party seeking to terminate.

               (b) Notwithstanding the termination of this Agreement for any reason, each Party hereto shall be entitled to recover any and all damages which such Party shall have sustained by reason of the breach by the other Party hereto of any of the terms of this Agreement. Termination of this Agreement for any reason shall not release either Party hereto from any liability which at such time has already accrued or which thereafter accrues from a breach or default prior to such expiration or termination, nor affect in any way the survival of any other right, duty or obligation of either Party hereto which is expressly stated elsewhere in this Agreement to survive such termination. In the case of a termination under Section 11(a) above, the non-defaulting Party may pursue any remedy available in law or in equity with respect to such breach.



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

         12. CONFIDENTIALITY. The Parties refer to the confidentiality provisions of Article IX of the Development and License Agreement between ACT and PRI of even date herewith. Any Information exchanged hereunder shall be held in confidence in accordance with those provisions.

         13.   MANUFACTURING FACILITIES.

               (a) Seller will establish a first manufacturing facility in the United States. All costs associated with the construction and operation of ACT manufacturing facilities shall be the responsibility of ACT. Seller shall register its manufacturing facility or facilities for Collaboration Products with the Federal Food and Drug Administration (the "FDA") or, the equivalent appropriate regulatory authority in a country of the European Union or, other regulatory authorities as requested by Buyer, and permit representatives of the FDA or such regulatory authority to inspect any such facility upon request. Seller will regularly inform Buyer in writing of substantial issues surrounding and Seller's progress in regard to the construction and registration of the manufacturing facilities. Buyer is responsible for obtaining FDA approval and approval of other regulatory authorities for the Collaboration Products in the Supply Territory as needed.

               (b) To minimize the likelihood of a supply deficiency with respect to a Collaboration Product, by the filing of the BLA or its equivalent in a Major European Country for a Collaboration Product, Seller will demonstrate an ability, in a detailed plan, to supply Collaboration Product within 3 months of supply disruption, whether such supply disruption is due to destruction of ACT's manufacturing facility, a force majeure under Article 23, or otherwise. In the event that either Party can show both feasibility and economic savings, the 3 month requirement for supply, in the event of supply disruption, may be extended based on maintaining adequate stocks of Collaboration Product. Where the plan calls for transferring manufacture from one manufacturing facility to another manufacturing facility of a Third Party, then such Third Party will be an industry recognized reputable manufacturer having experience in making injectable delivery systems and PRI will provide the necessary contingent licenses.

         14. TAXES. Buyer shall assume liability for all taxes, excises or other charges which relate to the Collaboration Products and are imposed by any local, state or federal authority after title to the Collaboration Products passes to Buyer. Buyer further agrees to indemnify Seller against any and all such liability for taxes as well as any reasonable legal fees or costs incurred by Seller in connection therewith. To the best of Seller's knowledge, there are no such taxes, excises or other charges now in effect.

         15. RELATIONSHIP OF THE PARTIES. The relationship of Buyer and Seller established by this Agreement is that of independent contractors, and nothing contained herein shall be construed to (i) give either Party any right or authority to create or assume any obligation of any kind on behalf of the other or (ii) constitute the Parties as partners, joint venturers, co-owners or otherwise as participants in a joint or common undertaking.

         16.   PUBLICITY. The Parties refer to the publicity provisions of
Article XVII of the Development and License Agreement between the Parties of even date herewith. Any publicity hereunder shall be handled in accordance with those provisions.

         17. CONSTRUCTION. This Agreement shall be governed by, and shall be construed in accordance with, the laws of the State of New York.



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
         18. ENTIRE AGREEMENT. It is the mutual desire and intent of the Parties to provide certainty as to their future rights and remedies against each other by defining the extent of their mutual undertakings as provided herein. The Parties have in this Agreement incorporated all representations, warranties, covenants, commitments, and understandings on which they have relied in entering into this Agreement and, except as provided for herein, neither Party has made any covenant or other commitment to them concerning its future action. Accordingly, this Agreement and all Exhibits attached hereto (a) constitutes the entire agreement and understanding between the Parties with respect to the matters contained herein, and there are no promises, representations, conditions, provisions, or terms related thereto other than those set forth in this Agreement, and (b) supersedes all previous understandings, agreements, and representations between the Parties, written or oral relating to the subject matter hereof. The Parties hereto may from time to time during the continuance of this Agreement modify, vary or alter any of the provisions of this Agreement, but only by an instrument duly executed by all Parties hereto.

         19. HEADINGS. The headings used herein have been inserted for convenience only and shall not affect the interpretation of this Agreement.

         20. NOTICES. Notices are to be given under this Agreement as directed in Paragraph 15.1 of the Development and License Agreement between the Parties of even date herewith.

         21. FAILURE TO EXERCISE. The failure of either Party to enforce at any time for any period any provision hereof shall not be construed to be a waiver of such provision or of the right of such Party thereafter to enforce each such provision, nor shall any single or partial exercise of any right or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right or remedy. Remedies provided herein are cumulative and not exclusive of any remedies provided at law.

         22. ASSIGNMENT. This Agreement may not be assigned by either Party without the prior written consent of the other, except that either Party may assign its rights and/or obligations hereunder to any of its Affiliates or that PRI or ACT may make such assignment without prior consent to any purchaser or transferee of all or substantially all of the assets of its business to which this Agreement relates upon written notice to the other Party. Subject to the foregoing sentence, this Agreement shall bind and inure to the benefit of the Parties hereto and their respective successors and assigns.

         23. FORCE MAJEURE. Neither Party hereto shall be liable to the other Party for any losses or damages attributable to a default in or breach of this Agreement which is the result of war (whether declared or undeclared), acts of God, revolution, strike, fire, earthquake, flood, pestilence, riot, enactment or change of laws and regulations, accident(s), labor trouble, or shortage of or inability to obtain material, equipment or transport or any other cause beyond the reasonable control of the Parties, and the performance of obligations hereunder shall be suspended during, but no longer than, the existence of such cause. In the event of a force majeure hereunder, Seller will allocate available capacity among its customers based on allocation of capacity in the year preceding the force majeure.

         24. SEVERABILITY. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, to the extent the economic benefits conferred by this Agreement to both Parties remain substantially unimpaired, be ineffective to the extent of such invalidity or




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

unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction.

         25. ELECTRONIC COPIES. Promptly upon ACT's request, PRI shall deliver or cause to be delivered to ACT or its counsel a formatted diskette containing a conformed copy of this Agreement that was prepared using PRI's or its counsel's word processing system.

         26. DISPUTE RESOLUTION. Any controversy or claim arising out of or relating to this Agreement, or the Parties' decision to enter into this Agreement, or the breach thereof, shall be settled by arbitration per Article XIII of the Development and License Agreement. This Article will survive termination of this Agreement.

         IN WITNESS WHEREOF, the Parties have executed this Agreement in duplicate originals by their proper officers as of the date and year first above written.

AGREED TO AND ACCEPTED BY:                 AGREED TO AND ACCEPTED BY:
ALKERMES CONTROLLED                        THE R. W. JOHNSON PHARMACEUTICAL
THERAPEUTICS, INC.                         RESEARCH INSTITUTE, A DIVISION OF
                                             ORTHO PHARMACEUTICAL CORPORATION

By /s/ Richard F. Pops                     By /s/ William A.M. Duncan
   ----------------------------------         ----------------------------------

Title  President                           Title  Chairman
      -------------------------------            -------------------------------

Date   1-20-98                             Date   1-20-98
     --------------------------------           --------------------------------

AGREED TO AND ACCEPTED BY:                 AGREED TO AND ACCEPTED BY:
ALKERMES, INC.                             JANSSEN PHARMACEUTICA INTERNATIONAL,

                                           A DIVISION OF CILAG AG INTERNATIONAL

By /s/ Michael Landine                     By /s/ H. Schmid
   ----------------------------------         ----------------------------------

Title  Chief Financial Officer             Title  General Manager
      -------------------------------            -------------------------------

Date   1-20-98                             Date   1-20-98
     --------------------------------           --------------------------------



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